EXHIBIT 4.1.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Dune Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

1.	The name of the corporation is Dune Energy, Inc.

2.	That a Certificate of Designation of 10% Senior Redeemable Convertible Preferred Stock was filed by the Secretary of State of Delaware on May 15, 2007 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is: The definition of Reinvestment Yield incorrectly referenced a discount rate equal to “1.0%” over the applicable treasury yield; the correct discount rate is 0.5%.

4.	The definition of “Reinvestment Yield” contained in Section (30) of the Certificate is hereby corrected to read in its entirety as follows:

“REINVESTMENT YIELD” means a discount rate equal to 0.5% over the yield (i) reported as of 10:00 a.m. (New York City time) on the date of conversion, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Page PX1 (or its successor screen on Bloomberg Financial Markets) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity closest to June 1, 2010 or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the date of the conversion, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to June 1, 2010. Such yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and later than the period from the date of such conversion June 1, 2010 and (2) the actively traded U.S. Treasury security with the maturity closest to and earlier than June 1, 2010. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the dividend of the applicable share of Preferred Stock.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 26th day of February 2008.

By:	/s/ James A. Watt
James A. Watt
President